Exhibit 99.1

RumbleOn Announces Extension of $100 Million Rights Offering Subscription Period

IRVING, Texas - RumbleOn, Inc. (NASDAQ: RMBL) (the “Company” or “RumbleOn”), the largest powersports retailer in North America, today announced that its Board of Directors is extending the Rights Offering subscription period an additional week until December 5, 2023, in order to better ensure that holders of its Class A common stock and Class B common stock (together, the “Eligible Stockholders”) have sufficient time to subscribe for shares of Class B Common Stock of RumbleOn.

The Company has distributed one Subscription Right for each share of the Company’s Class A common stock and Class B common stock held by Eligible Stockholders as of the Record Date. Each Subscription Right entitles Eligible Stockholders to purchase 1.078444 shares of the Company’s Class B common stock at the Subscription Price of $5.50 per share. The Rights Offering is fully backstopped pursuant to a standby purchase agreement between the Company and certain of its stockholders.

Other Important Information

The Registration Statement relating to the Rights Offering has been filed with the U.S. Securities and Exchange Commission (“SEC”), and became effective on November 13, 2023. The Company reserves the right to cancel or terminate the Rights Offering at any time. This press release does not constitute an offer to sell or the solicitation of an offer to buy any Subscription Rights or any other securities to be issued in the Rights Offering or any related transactions, nor shall there be any offer, solicitation or sale of Subscription Rights or any other securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. Copies of the prospectus are being mailed to all Eligible Stockholders as of the Record Date and may also be obtained free of charge at the website maintained by the SEC at www.sec.gov or by contacting the information agent for the Rights Offering, Broadridge Corporate Issuer Solutions, LLC, at (888)789-8409 (toll-free).

About RumbleOn

RumbleOn is the largest powersports retailer in North America, offering a wide selection of new and used motorcycles, all-terrain vehicles, utility terrain vehicles, personal watercraft, and other powersports products, including parts, apparel, accessories, and aftermarket products from a wide range of manufacturers. As of November 2023, we operate 55 retail locations, each equipped with full service departments, as well as 5 regional fulfillment centers. Our retail locations are run by our highly-trained and knowledgeable team and are primarily located in the Sun Belt of the United States. To learn more please visit us online at https://www.rumbleon.com/.

Cautionary Note on Forward-Looking Statements

This press release may contain “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed under the heading “Forward-Looking Statements” and “Risk Factors” in the Company’s SEC filings, as may be updated and amended from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Investor Relations Contact:

Will Newell

investors@rumbleon.com